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(561) 514-0115

Andrew Bard, Weber Shandwick
(212) 445-8368

  Casual Male Retail Group, Inc. Announces Extension, Expansion and
       Addition to Exclusive George Foreman Licensing Agreement

CANTON, MA (PRNewswire-FirstCall) - - June 14, 2004 -- Casual Male Retail Group, Inc. (Nasdaq/NMS: CMRG), retail brand operator of Casual Male Big & Tall, and exclusive retailer of the Comfort Zone by George Foreman(tm), GF Sport by George Foreman(tm) and Signature Collection by George Foreman(tm), announced that George Foreman and the Company have agreed to extend the exclusive George Foreman licensing agreement beyond the United States and Canada to include worldwide rights to the George Foreman Clothing Collection. As part of the extension, Casual Male will also be expanding the George Foreman line to include footwear. In addition, Casual Male has two additional 3-year options
to extend the relationship from 2012 to 2018.   These distribution
rights include both Casual Male stores and other retailers.

"My relationship with Casual Male has already surpassed my expectations and I wanted to make sure I had a partner to grow my brand for an extended period of time," stated Mr. Foreman. "Outstanding sales results are indicative of the fact that the Casual Male customer has fallen in love with my new clothing line. It was just natural to expand the relationship to include footwear. I've been wearing a pair of the prototype shoes for the last few months and find them to be the most comfortable shoes I have ever worn."

"Our customers have responded in a big way to the George Foreman collection and we felt it was very important to expand the line to include footwear," said David Levin, President and CEO of Casual Male. "Mr. Foreman has been a fabulous addition to our Company and we are pleased that he has agreed to extend and expand our relationship with him."

CMRG, the largest retailer of big and tall men's apparel, operates 489 Casual Male Big & Tall stores, the Casual Male e-commerce site, Casual Male catalog business, 52 Levi's(r)/Dockers(r) Outlet by Designs stores and 26 Ecko Unltd.(r) outlet and retail stores, pending consummation of the previously announced sale, located throughout the United States and Puerto Rico. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "CMRG."

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

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